Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of AerSale Corporation on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of AerSale Corporation on Forms S-8 (File No. 333-253424 and File No. 333-274663) and Form S-3 (File No. 333-276407 and File No. 333-270323).

/s/ Grant Thornton LLP

Miami, Florida

March 10, 2025